Exhibit 10.15
CONTRACTED SERVICES AGREEMENT
THIS CONTRACTED SERVICES AGREEMENT (“Agreement”), effective the 1st day of September, 2007, is by and between Summit Corporate Services, Inc., a Minnesota corporation doing business at 509 South 22nd Avenue, Bozeman, MT 59718 (“SUMMIT”) and Accelerated Innovation LLC doing business at 1033 US Highway 46 East, Suite A204 Clifton, NJ 07013 (“Client”).
     1. DEFINITIONS
          (i) “Account” means Client’s re-seller distributors, hospitals and clinics who purchase Client’s Products.
          (ii) “List of Services” means the Contracted Business Services and support functions SUMMIT will provide to Client set forth in Exhibit A, pursuant to this Agreement.
          (iii) “Product” means lnstruments and Implants developed and marketed by Client
     2 RIGHTS GRANTED
          (i) SUMMIT hereby agrees to provide Client, and Client hereby agrees to receive from SUMMIT selected contracted services from the List of Services pursuant to the terms and conditions of this Agreement.
     3. AGREEMENT TERMS
          (i) Client may request a current copy of SUMMIT’S Standard Operational Procedures (SOP’s) for review and may work with SUMMIT to develop additional procedures which are specific to the Client’s Products and needs.
          (ii) SUMMIT shall ship Products directly to Client’s Accounts upon receiving orders from Client’s Accounts (“Account Orders”) and SUMMIT shall promptly invoice the Account according to pricing set forth by Client, plus the respective freight charges for each such shipment.
          (iii) All orders are subject to acceptance by Client and SUMMIT shall endeavor to fill all Account Orders in accordance to SUMMIT’s own and Client’s SOP’s, but in any event all Account Orders shall be filled by SUMMIT within one (1) business day of submission by Client.

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          (iv) Invoices to Accounts will be payable net-thirty (30) or as requested by Client.
          (v) All Account payments will be processed by SUMMIT and forwarded to Client for deposit.
SUMMIT will utilize Cougar Mountain Software to support the inventory management, billing and tracking of Client’s Products.
     4. SUMMIT’S GENERAL DUTIES
          (i) For the term of this Agreement, SUMMIT shall maintain any and all required state and federal licenses and will further conduct all activities under this Agreement in accordance with all state and federal laws, rules and regulations. SUMMIT shall be registered with the Food and Drug Administration (FDA) as a Re-packager / Re-labeler for the term of this Agreement.
          (ii) SUMMIT shall use reasonable efforts to employ sufficient numbers of personnel to support the List of Services requested by Client and will at all times conduct itself in a courteous and professional manner.
          (iii) SUMMIT will provide adequately trained staff to perform Client’s Services.
          (iv) All orders secured by SUMMIT shall be subject to final acceptance by Client.
          (v) Prices quoted to Accounts by SUMMIT shall be those contained in Client’s most recent Price List or as requested by Client.
          (vi) SUMMIT shall make every effort to collect on Account invoices, however, SUMMIT shall not be held liable for any failure to collect on any amounts due from Accounts.
          (vii) SUMMIT agrees to promptly report any returns, complaints or operational problems with the Product reported by Accounts.
          (viii) SUMMIT agrees to make available current inventory and accounting reports on regular basis as determined by Client, all in form and substance satisfactory to Client.
SUMMIT will bill Client for services rendered as outlined in Exhibit B

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     5. CLIENT’S GENERAL DUTIES
Client shall access to SUMMIT’s premises at any time during reasonable business hours and from time to time to insepct SUMMIT’s premises.
          (i) Client will endeavor to cooperate with SUMMIT in providing for effective training and education with respect to the Product as necessary, throughout the term of this Agreement.
          (ii) Client agrees to pay SUMMIT’s monthly service invoices as outlined in Exhibit B net 30/days.
     6. TERM AND TERMINATION
          (i) This Agreement shall begin on the day this Agreement is signed and shall continue for a period of 12 months. The Agreement will automatically renew unless either party gives 30 days written notice to the other of the intention to terminate the Agreement. This Agreement may be terminated as follows:
               (i) by either party due to a material breach by the other party of any of its obligations or covenants herein upon ten (10) calendar days written notice to the breaching party, but only if the breaching party fails to remedy said breach within ten (10) calendar days of such written notice; or
               (ii) by either party promptly upon the insolvency or filing for receivership or bankruptcy by the other party;
               (iii) by either party at any time without cause upon 30 days prior written notice.
     7. CONFIDENTIALITY
Each party acknowledges that it may receive information, which is the confidential property of each party. Each party shall not reveal to any person or entity any such confidential information. The duty not to disclose such information shall survive the termination of this Agreement. For purposes of this Agreement, confidential information will include:
(i)	each party’s customers, accounts, distributors, and vendors,

(ii)	Past, present and prospective methods, procedures and techniques used in identifying prospective customers, sources and suppliers; past present and prospective methods, procedures and techniques used in Client’s business; compilations of information, records and processes which are used in the conduct of Client’s business, including without limitation, computer software programs, in addition to any information marked or designated as confidential by each party or which should be reasonably understood from the

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context to be confidential, but will not include any information, which is or becomes publicly available through no fault of either party.
          (ii) Upon termination of this Agreement or at any time each party so requests, each party shall deliver to the requesting party, all notes, memoranda, notebooks, drawings, or other documents, compiled by it or delivered to it containing confidential information, including copies thereof, in its possession, it being agreed that such items and all confidential information contained therein are at all times the property of the other party.
          (iii) Should either party be legally compelled to disclose any confidential information, it will give prompt notice to the other party in sufficient time for the disclosing party to file a protective order or take such other steps as may be necessary in order to protect the confidential information.
          (iv) SUMMIT requires its employees to sign a non-disclosure agreement protecting Client’s confidential information and data throughout the term of this Agreement. Client is an intended third party beneficiary of such confidentiality agreements. Summit is responsible for any breach by its employees of the duties of confidentiality.
     8. REPRESENTATIONS.
     SUMMIT represents and warrants to and covenants with Client that on the date hereof and throughout the term of this Agreement that:
          (i) SUMMIT has and will have the right to use all software in use by it, including without limitation, Cougar Mountain Software, and that the use by SUMMIT of any software on behalf of Client does not and will not constitute a violation of intellectual property rights of any third party.
          (ii) SUMMIT has and will have insurance policies in effect in amount and scope which are customary for companies of similar size with similar businesses, all with reputable insurance companies. At Client’s election, SUMMIT shall have Client added as an additional insured and loss payee on any such policies.
          (iii) SUMMIT is a corporation, duly organized, validly existing and in good standing under the laws of Minnesota.
          (iv) SUMMIT and its business and properties are presently conducted and maintained, in compliance with all requirements of law, Federal, state and local, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act and all requirements of all governmental bodies or agencies having jurisdiction over it, its assets, and all premises occupied by it, including without limitation, the Federal Drug Administration, and, without limiting the foregoing, Summit has paid all monies and obtained all licenses, permits, certificates and authorizations needed or required for the conduct of its business and the use of its properties and the premises occupied by it.

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          (v) Summit is in compliance with all laws and has not received any notice of any violation of any laws, rules or regulations, including without limitation, any rules and regulations under the FDA, the Agreement is not and will not be in violation of any other agreement by which SUMMIT is bound and similar matters and the execution of this Agreement and the performance of the terms hereof by SUMMIT does and will not require the consent of any governmental authority.
          (vi) there is no action, suit, claim, investigation or proceeding pending or, to the best of SUMMIT’S knowledge, threatened against SUMMIT that, if adversely decided, might adversely affect SUMMIT’S ability to enter into this Agreement or the performance of its obligations hereunder.
     9. INDEMNIFICATION
          (i) Client agrees to indemnify, defend and hold SUMMIT, its officers and employees harmless against all claims arising out of Client’s Product Liability or Intellectual property disputes; and any breach of representation and warranty under this Agreement.
          (ii) SUMMIT agrees to indemnify, defend and hold Client, its officers and employees harmless against all claims arising out of the negligence or intentional acts of SUMMIT and its employees; and any breach of representation and warranty under this Agreement.
     10. MISCELLANEOUS
          (i) Nothing herein shall grant to SUMMIT any rights in any name, logo, patents, copyrights, designs, models, emblems, trademarks or any other right of Client (“Intellectual Property Rights”). SUMMIT shall not use the Intellectual Property Rights of Client except in connection with the performance of the services hereunder. SUMMIT agrees promptly to inform Client of any infringement or alleged infringement that may come to SUMMIT’S notice.
          (ii) SUMMIT is an independent contractor and shall have no authority to obligate Client in any respect. All of SUMMIT’S personnel will be solely SUMMIT’S employees and no employee will represent himself to be an employee of Client. SUMMIT will have no right or authority to conduct any business in the name of, for the account of, or on behalf of Client, to accept any order for sale of goods or services by Client, to sign any contract in the name of Client or otherwise legally obligate Client, to hold itself out or to purport to act as a legally empowered agent or representative of Client for any purpose whatsoever or to make any promise or representation with regard to any matter in the name of or on behalf of Client.
          (iii) This Agreement is non-exclusive and Client shall be permitted to engage others to provide services similar or dissimilar to the services provided for hereunder, including without limitation, engaging other distributors and selling directly.

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          (iv) To the extent that this Agreement, the terms or conditions of SUMMIT’S standard operating procedures, and the terms or conditions of the Client’s standard operating procedures conflict, the documents shall control in the following order: first, the terms and conditions of this Agreement, second, Client’s standard operating procedures and then SUMMIT’S standard operating procedures.
          (v) This Agreement may be amended only if in writing and signed by both parties.
          (vi) Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services.

Summit Corporate Services, Inc.	Accelerated Innovation LLC
Damon Peary, President	Mike Kvitnitsky, COO
509 South 22nd Avenue	1033 US Highway 46 East, Suite A204
Bozeman, MT 59718	Clifton, NJ 07013
THE PARTIES HAVE EXECUTED THIS AGREEMENT as of the date written below.
SUMMIT CORPORATE SERVICES, INC. ACCELERATED INNOVATION LLC

By:	/s/ Damon J. Peary	By:	/s/ Mike Kvitnitsky

	Damon J. Peary		Mike Kvitnitsky
	President, CEO		Chief Operating Officer

Date:	9-19-2007	Date: 9-19-2007

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EXHIBIT A
List of Services
•	Customer Service-Call Center Support
o	Order Processing

o	Product Information and Support

o	Returns and Exchange Processing
•	Inventory Management-Multi Location
o	Receipt, Storage and Distribution of Products

o	Monthly Inventory Counts and Reconciliations

o	Product Tracking- Traceability

o	Consignments — Loaners — Trunk Stock

o	Restocking Inventory Sets
•	Distribution
o	Order Fulfillment

o	Shipping and Tracking of Products

o	Logistics- Shipping, Tracking and Notification
•	Records Maintenance- Archive and Storage
•	Reporting- Sales, Accounts Receivable, Inventory Levels etc.
•	General Business Services
o	Document Preparation- Order Forms, RA Forms, Complaint Forms and Delivery Tickets etc.
•	Quality Assurance- Audits, SOP’s, Regulator Compliance

•	Accounts Receivable- Collections & Payment Processing

•	Financial Services
o	Invoicing
•	Full-Time Coverage
o	Standard Hours: 8:00am – 7:00pm Eastern, Monday-Friday

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EXHIBIT B
Service Fees
[*] Confidential Treatment requested.
Monthly Billing Statement
SUMMIT will provide Client with a detailed Monthly Billing Statement documenting the calculated monthly fees for those Services.
SUMMIT will provide Client with a detailed Monthly Expense Report for actual expenses incurred while performing the Services. Client will reimburse SUMMIT for the total of these expenses. Copies of receipts will be provided along with the detailed report. Client has the right to audit the records of Summit to ascertain that the bills being submitted are accurate.

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